EXHIBIT 99.01

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Cadence Appoints John Wall as Next Chief Financial Officer

Current Chief Financial Officer Geoff Ribar to Remain with Cadence

As Senior Advisor Through March 2018

SAN JOSE, Calif., September 13, 2017—Cadence Design Systems, Inc. (NASDAQ: CDNS) today announced that John Wall, corporate vice president of finance and corporate controller of Cadence, has been appointed senior vice president and chief financial officer of Cadence, effective October 1, 2017. Geoff Ribar, current CFO of Cadence, will remain with the company as a senior advisor until his previously announced retirement at the end of March 2018.

Mr. Wall, a 20-year Cadence executive, has been corporate controller for the past year-and-a-half, during which he has worked closely with Mr. Ribar to set and execute the company’s financial goals. He previously served as vice president of finance, where he was responsible for worldwide revenue accounting and sales finance, and was instrumental in development of the ratable revenue model and sales models that Cadence uses. At the beginning of his tenure with Cadence, Mr. Wall established the Cadence office in Dublin, Ireland, was European controller and implemented the company’s international tax structure.

“The Board of Directors and I are excited to appoint John Wall as the next CFO of Cadence,” said Lip-Bu Tan, president and chief executive officer of Cadence. “We are confident that John’s deep financial experience and knowledge about our business will serve us well as we build upon the important progress we have made with our System Design Enablement strategy, further expand Cadence’s position with customers and improve our financial position.”

Mr. Tan continued, “On behalf of the Board and the entire Cadence team, I want to express our deepest gratitude to Geoff Ribar for his significant contributions to Cadence’s excellent financial management over the last seven years as CFO. Geoff played a key role in building the financial foundation through which we steadily increased our operating margin and improved our performance. We look forward to continuing to benefit from his exceptional skill and leadership during the transition and wish him all the best for the future.”

Cadence has also appointed Michelle Quejado as corporate controller, reporting to Mr. Wall. Ms. Quejado was most recently interim CFO at Zynga Inc., where she also served as corporate controller and chief accounting officer. Prior to Zynga, she served in multiple financial executive positions at Lam Research Corporation, including assistant corporate controller.

About Cadence

Cadence enables electronic systems and semiconductor companies to create the innovative end products that are transforming the way people live, work and play. Cadence software, hardware and semiconductor IP are used by customers to deliver products to market faster. The company’s System Design Enablement strategy helps customers develop differentiated products—from chips to boards to systems—in mobile, consumer, cloud datacenter, automotive, aerospace, IoT, industrial and other market segments. Cadence is listed as one of Fortune Magazine’s 100 Best Companies to Work For. Learn more at cadence.com.

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